Exhibit 10.1

May 7, 2021

William H. Johnson

340 W Main St

Danville, KY 40422

Dear Bill:

We are in receipt of your letter dated May 7, 2021. As previously discussed, your transition to part time employment with First Federal Savings Bank of Frankfort (“Bank”) will not impact your job title at the Bank. The following will be the compensation and benefit terms of your part time employment:

Base Salary: $ 66,146, pro-rated to reflect your initial year in part-time status

Paid Time Off: You will not be eligible for paid time off as a part time employee.

Benefits: You will no longer be eligible for the Bank-provided “benefit block” as defined in the Bank’s employee handbook.

In addition, in connection with your transition to part time employment, the employment agreement by and between you and the Bank dated December 31, 2012 (the “Employment Agreement”) and extended through December 31, 2023 (the “Term”) will expire at the end of the Term. As required under your Employment Agreement, this letter will serve as notice of non-renewal of the Term.

If you agree to the terms of this letter please acknowledge and sign below. Please provide a signed copy of this letter to me at your earliest convenience.

Sincerely,

/s/ Don D. Jennings

ACKNOWLEDGED AND ACCEPTED

/s/ William H. Johnson
Date May 7, 2021